                                                                 Rule 424(b)(3)
                                            Registration Statement No. 33-60441

Pricing Supplement No. 3                               Dated September 15, 1995

(To Prospectus dated August 11, 1995 and Prospectus Supplement dated August 15, 1995)

                                 $45,000,000

                      SOUTHERN CALIFORNIA WATER COMPANY

                         MEDIUM-TERM NOTES, SERIES B

           Due from Nine Months to Thirty Years from Date of Issue
________________________________________________________________________________

Principal Amount:          $8,000,000.00         Trade Date: September 14, 1995

Price to Public:           100%         Original Issue Date: September 19, 1995

Interest Rate                                 Maturity Date: September 19, 2025
  (per annum):             7.55%

Net Proceeds                                         Agent's Commission: 0.750%
  to Company:              $7,940,000

Agent:                     A.G. Edwards & Sons, Inc.

Redeemable by the Company as follows:

On or after September 19, 2005, the Company may redeem the Medium-Term Notes offered hereby at any time or some of them from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date.

If redeemed during the 12-month period beginning September 19,



        Year           Percentage               Year          Percentage
        ----           ----------               ----          ----------
        2005            103.775                 2011            101.510
        2006            103.398                 2012            101.133
        2007            103.020                 2013            100.755
        2008            102.643                 2014            100.378
        2009            102.265                 2015            100.000
        2010            101.888


and thereafter at 100.000%

Except in connection with the redemption rights noted above, no further redemption rights are granted by the Indenture.

Type of Note (check one):
        Book-entry Note X
                       ---
        Certificated Note
                         ---

CUSIP No. 84250Q AR4
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